                                GLOBECOMM SYSTEMS INC.
                           AUTOMATIC STOCK OPTION AGREEMENT


RECITALS

         A. Globecomm Systems Inc. has implemented an automatic option grant program under the Corporation's 1997 Stock Incentive Plan pursuant to which eligible non-employee members of the Corporation's Board will automatically receive special option grants at designated intervals over their period of Board service in order to provide such individuals with a meaningful incentive to continue to serve as a member of the Board.

    B. Optionee is an eligible non-employee Board member, and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the automatic grant of a stock option to purchase shares of the Corporation's Common Stock under the Plan.

    C. The granted option is intended to be a non-statutory option which does NOT meet the requirements of Section 422 of the Internal Revenue Code.

    D. All capitalized terms in this Agreement, to the extent not otherwise defined in the Agreement, shall have the meaning assigned to them in the attached Appendix.

         NOW, THEREFORE, it is hereby agreed as follows:

         1. GRANT OF OPTION. The Corporation hereby grants to Optionee, as of the Grant Date, a Non-Statutory Option to purchase up to the number of Option Shares specified in the Grant Notice. The Option Shares shall be purchasable from time to time during the option term specified in Paragraph 2 at the Exercise Price.

         2. OPTION TERM. This option shall have a maximum term of ten (10) years measured from the Grant Date and shall accordingly expire at the close of business on the Expiration Date, unless sooner terminated in accordance with Paragraph 5, 6 or 7.

         3. LIMITED TRANSFERABILITY. This option may, in connection with the Optionee's estate plan, be assigned in whole or in part during Optionee's lifetime to one or more members of the Optionee's immediate family or to a trust established for the exclusive benefit of one or more such family members. The assigned portion shall be exercisable only by the person or persons who acquire a proprietary interest in the option pursuant to such assignment. The terms applicable to the assigned portion shall be the same as those in effect for this option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Corporation may deem appropriate. Should the Optionee die while holding this option, then this option shall be transferred in accordance with Optionee's will or the laws of descent and distribution.

         4. EXERCISABILITY. This option shall become exercisable for the Option Shares in one or more installments as specified in the Grant Notice. As the option becomes exercisable for such installments, those installments shall accumulate and the option shall remain exercisable for the accumulated installments until the Expiration Date or sooner termination of the option term under Paragraph 5, 6 or 7.

         5. CESSATION OF BOARD SERVICE. Should Optionee's service as a Board member cease while this option remains outstanding, then the option term specified in Paragraph 2 shall terminate (and this option shall cease to be outstanding) prior to the Expiration Date in accordance with the following provisions:

                 (i) Should Optionee cease to serve as a Board member for any reason (other than death or Permanent Disability) while holding this option, then the period for exercising this option shall be reduced to a twelve (12)-month period commencing with the date of such cessation of Board service, but in no event shall this option be exercisable at any time after the Expiration Date. During such limited period of exercisability, this option may not be exercised in the aggregate for more than the number of Option Shares (if any) for which this option is exercisable on the date of his or her cessation of Board service. Upon the EARLIER of (i) the expiration of such twelve (12)-month period or (ii) the specified Expiration Date, the option shall terminate and cease to be exercisable with respect to any vested Option Shares for which the option has not been exercised.

                (ii) Should Optionee die during the twelve (12)-month period following his or her cessation of Board service, then the personal representative of Optionee's estate or the person or persons to whom the option is transferred pursuant to Optionee's will or in accordance with the laws of descent and distribution shall have the right to exercise this option for any or all of the Option Shares for which this option is exercisable at the time of Optionee's cessation of Board service (less any Option Shares purchased by Optionee after such cessation of Board service but prior to death). Such right of exercise shall terminate, and this option shall accordingly cease to be exercisable for those vested Option Shares, upon the EARLIER of (i) the expiration of the twelve (12)-month period measured from the date of Optionee's cessation of Board service or
    (ii) the specified Expiration Date of the option term.

               (iii) Should Optionee cease service as a Board member by reason of death or Permanent Disability, then this option shall automatically accelerate and become immediately exercisable for all the Option Shares at the time subject to this option so that Optionee (or the personal representative of Optionee's estate or the person or persons to whom the option is transferred upon Optionee's death) shall have the right to exercise this option for any or all of the Option Shares as fully-vested shares of Common Stock at any time prior to the EARLIER of (i) the


                                          2.
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    expiration of the twelve (12)-month period measured from the date of
    Optionee's cessation of Board service or (ii) the specified Expiration
    Date.

                (iv) Upon Optionee's cessation of Board service for any reason other than death or Permanent Disability, this option shall immediately terminate and cease to be outstanding with respect to any and all Option Shares for which this Option is not otherwise at that time exercisable in accordance with the normal exercise schedule set forth in the Grant Notice or the special acceleration provisions of Paragraph 6 or 7 below.

         6. CORPORATE TRANSACTION. In the event of a Corporate Transaction, this option shall, immediately prior to the specified effective date for the Corporate Transaction, become fully exercisable for all of the Option Shares at the time subject to this option and may be exercised for all or any portion of such shares as fully-vested shares of Common Stock. Immediately following the consummation of the Corporate Transaction, this option shall terminate and cease to be outstanding.

         7.   CHANGE IN CONTROL/HOSTILE TAKE-OVER.

              (a) This option, to the extent outstanding at the time of a Change in Control but not otherwise fully exercisable for all the Option Shares, shall automatically accelerate, so that this option shall, immediately prior to the effective date of such Change in Control, become fully exercisable for all of the Option Shares at the time subject to this option and may be exercised for all or any portion of such shares as fully-vested shares of Common Stock. This option shall remain exercisable for such fully-vested Option Shares until the EARLIEST to occur of (i) the specified Expiration Date, (ii) the sooner termination of this option in accordance with Paragraph 5 or 6 or (iii) the surrender of this option under Paragraph 7(b).

              (b) Optionee shall have an unconditional right (exercisable during the thirty (30)-day period immediately following the consummation of a Hostile Take-Over) to surrender this option to the Corporation in exchange for a cash distribution from the Corporation in an amount equal to the excess of (i) the Take-Over Price of the Option Shares at the time subject to the surrendered option (whether or not the option is exercisable for those Option Shares at the time) over (ii) the aggregate Exercise Price payable for such shares. This Paragraph 7(b) limited stock appreciation right shall in all events terminate upon the expiration or sooner termination of the option term and may not be assigned or transferred by Optionee.

              (c) To exercise the Paragraph 7(b) limited stock appreciation right, Optionee must, during the applicable thirty (30)-day exercise period, provide the Corporation with written notice of the option surrender in which there is specified the number of Option Shares as to which the option is being surrendered. Such notice must be accompanied by the return of Optionee's copy of this Agreement, together with any written


                                          3.

amendments to such Agreement. The cash distribution shall be paid to Optionee within five (5) business days following such delivery date, and neither the approval of the Plan Administrator nor the consent of the Board shall be required in connection with such option surrender and cash distribution. Upon receipt of such cash distribution, this option shall be cancelled with respect to the shares subject to the surrendered option (or the surrendered portion), and Optionee shall cease to have any further right to acquire those Option Shares under this Agreement. The option shall, however, remain outstanding for the balance of the Option Shares (if any) in accordance with the terms and provisions of this Agreement, and the Corporation shall accordingly issue a new stock option agreement (substantially in the same form as this Agreement) for those remaining Option Shares.

         8. ADJUSTMENT IN OPTION SHARES. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration, appropriate adjustments shall be made to (i) the number and/or class of securities subject to this option and (ii) the Exercise Price in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder; provided, however, that the aggregate Exercise Price shall remain the same.

         9. STOCKHOLDER RIGHTS. The holder of this option shall not have any stockholder rights with respect to the Option Shares until such person shall have exercised the option, paid the Exercise Price and become a holder of record of the purchased shares.

         10.  MANNER OF EXERCISING OPTION.

              (a) In order to exercise this option for all or any part of the Option Shares for which the option is at the time exercisable, Optionee (or any other person or persons exercising this option) must take the following actions:

                      (i) Execute and deliver to the Corporation a Notice of Exercise for the Option Shares for which the option is exercised.

                     (ii) Pay the aggregate Exercise Price for the purchased shares in one or more of the following forms:

                        (A)  cash or check made payable to the
         Corporation's order; or

                        (B) shares of Common Stock held by Optionee (or any other person or persons exercising the option) for the requisite period necessary to avoid a charge to the Corporation's earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date; or


                                          4.

                        (C)  through a special sale and remittance
         procedure pursuant to which Optionee shall provide irrevocable written instructions (A) to a Corporation-designated brokerage firm to effect the immediate sale of the shares purchased under the option and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for those shares plus the applicable Federal, state and local income taxes required to be withheld by the Corporation by reason of such exercise and (B) to the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.

                    (iii) Furnish to the Corporation appropriate documentation that the person or persons exercising the option (if other than Optionee) have the right to exercise this option.

                     (iv) Make appropriate arrangement with the Corporation for the satisfaction of all Federal, state and local income tax withholding requirements applicable to the option exercise.

              (b) Except to the extent the sale and remittance procedure specified above is utilized in connection with the option exercise, payment of the Exercise Price must accompany the Notice of Exercise delivered to the Corporation in connection with the option exercise.

              (c) As soon as practical after the Exercise Date, the Corporation shall issue to or on behalf of Optionee (or any other person or persons exercising this option) a certificate for the purchased Option Shares.

              (d) In no event may this option be exercised for fractional shares.

         11. NO IMPAIRMENT OF RIGHTS. This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise make changes in its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets. Nor shall this Agreement in any way be construed or interpreted so as to affect adversely or otherwise impair the right of the Corporation or the stockholders to remove Optionee from the Board at any time in accordance with the provisions of applicable law.

         12.  COMPLIANCE WITH LAWS AND REGULATIONS.

              (a) The exercise of this option and the issuance of the Option Shares upon such exercise shall be subject to compliance by the Corporation and Optionee with all applicable requirements of law relating thereto and with all applicable regulations


                                          5.

of any stock exchange (or the Nasdaq National Market, if applicable) on which the Common Stock may be listed for trading at the time of such exercise and issuance.

              (b) The inability of the Corporation to obtain approval from any regulatory body having authority deemed by the Corporation to be necessary to the lawful issuance and sale of any Common Stock pursuant to this option shall relieve the Corporation of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained. However, the Corporation shall use its best efforts to obtain all such applicable approvals.

         13. SUCCESSORS AND ASSIGNS. Except to the extent otherwise provided in Paragraph 3 or 6, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and Optionee, Optionee's assigns and the legal representatives, heirs and legatees of Optionee's estate.

         14. CONSTRUCTION/GOVERNING LAW. This Agreement and the option evidenced hereby are made and granted pursuant to the automatic option grant program in effect under the Plan and are in all respects limited by and subject to the express terms and provisions of that program. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of New York without resort to that State's conflict-of-laws rules.

         15. NOTICES. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address indicated below Optionee's signature line on the Grant Notice. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.


                                          6.
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                                      EXHIBIT I

                                  NOTICE OF EXERCISE


         I hereby notify Globecomm Systems Inc. (the "Corporation") that I elect to purchase ______________ shares of the Corporation's Common Stock (the "Purchased Shares") at the option exercise price of $ __________ per share (the "Exercise Price") pursuant to that certain option (the "Option") granted to me pursuant to the automatic option grant program under the Corporation's 1997 Stock Incentive Plan on _____________________, 199__.

         Concurrently with the delivery of this Exercise Notice to the Secretary of the Corporation, I shall hereby pay to the Corporation the Exercise Price for the Purchased Shares in accordance with the provisions of my agreement with the Corporation evidencing the Option and shall deliver whatever additional documents may be required by such agreement as a condition for exercise. Alternatively, I may utilize the special broker/dealer sale and remittance procedure specified in my agreement to effect payment of the Exercise Price for any Purchased Shares in which I am vested at the time of exercise.


                      , 199
----------------------     --
Date

                                            ----------------------------------
                                            Optionee

                                            Address:
                                                    --------------------------

                                            ----------------------------------

Print name in exact manner
it is to appear on the
stock certificate:
                                            ----------------------------------

Address to which certificate
is to be sent, if different
from address above:
                                            ----------------------------------

                                            ----------------------------------

Social Security Number:
                                            ----------------------------------

                                       APPENDIX


    The following definitions shall be in effect under the Agreement:

    A.   AGREEMENT shall mean this Automatic Stock Option Agreement.

    B.   BOARD shall mean the Corporation's Board of Directors.

    C. CHANGE IN CONTROL shall mean a change of control of the Corporation of a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the 1934 Act whether or not the Corporation is then subject to such reporting requirement; provided, however, that, without limitation, such a Change in Control shall be deemed to have occurred if:

         (a) any person or group (as such terms are used in connection with Sections 13(d) and 14(d) of the 1934 Act) becomes the "beneficial owner" (as defined in Rule 13d-3 and 13d-5 under the 1934 Act), directly or indirectly, of securities of the Corporation representing 35% or more of the combined voting power of the Corporation's then outstanding securities;

         (b) the Corporation is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board in office immediately prior to such transaction or event constitute less than a majority of the Board thereafter; or

         (c) during any period of twenty-four consecutive months, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by the Corporation's stockholders was approved by a vote of at lest two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board.

         Notwithstanding the foregoing provisions of this Section C, a "Change in Control" will not be deemed to have occurred solely because of the acquisition of securities of the Corporation (or any reporting requirement under the 1934 Act relating thereto) by an employee benefit plan maintained by the Corporation for its employees.

    D.   CODE shall mean the Internal Revenue Code of 1986, as amended.

    E.   COMMON STOCK shall mean the Corporation's common stock.


                                         A-1.

    F. CORPORATE TRANSACTION shall mean a stockholder-approved sale, transfer or other disposition of all or substantially all of the Corporation's assets in complete liquidation or dissolution of the Corporation.

    G.   CORPORATION shall mean Globecomm Systems Inc., a Delaware corporation.

    H. EXERCISE DATE shall mean the date on which the option shall have been exercised in accordance with Paragraph 10 of the Agreement.

    I. EXERCISE PRICE shall mean the exercise price payable per share as specified in the Grant Notice.

    J. EXPIRATION DATE shall mean the date on which the option term expires as specified in the Grant Notice.

    K. FAIR MARKET VALUE per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

       (i) If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as the price is reported by the National Association of Securities Dealers on the Nasdaq National Market or any successor system. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

      (ii) If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

    L. GRANT DATE shall mean the date of grant of the option as specified in the Grant Notice.

    M. GRANT NOTICE shall mean the Notice of Grant of Automatic Stock Option accompanying this Agreement, pursuant to which Optionee has been informed of the basic terms of the option evidenced hereby.


                                         A-2.

    N. HOSTILE TAKE-OVER shall mean the acquisition, directly or indirectly, by any person or related group of persons (other than Globecomm Systems Inc. or a person that directly or indirectly controls, is controlled by, or is under common control with, Globecomm Systems Inc.) of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of Globecomm Systems Inc.'s outstanding securities pursuant to a tender or exchange offer made directly to Globecomm Systems Inc.'s stockholders which the Board does not recommend such stockholders to accept.

    O.   1934 ACT shall mean the Securities Exchange Act of 1934, as amended.

    P. NON-STATUTORY OPTION shall mean an option not intended to satisfy the requirements of Code Section 422.

    Q. NOTICE OF EXERCISE shall mean the notice of exercise in the form attached hereto as Exhibit I.

    R. OPTION SHARES shall mean the number of shares of Common Stock subject to the option.

    S. OPTIONEE shall mean the person to whom the option is granted as specified in the Grant Notice.

    T. PERMANENT DISABILITY shall mean the inability of Optionee to perform his or her usual duties as a Board member by reason of any medically determinable physical or mental impairment which is expected to result in death or has lasted or can be expected to last for a continuous period of twelve (12) months or more.

    U.   PLAN shall mean Corporation's 1997 Stock Incentive Plan.

    V. STOCK EXCHANGE shall mean the American Stock Exchange or the New York Stock Exchange.

    W. TAKE-OVER PRICE shall mean the GREATER of (i) the Fair Market Value per share of Common Stock on the date the option is surrendered to the Corporation in connection with a Hostile Take-Over or (ii) the highest reported price per share of Common Stock paid by the tender offeror in effecting the Hostile Take-Over.


                                         A-3.